EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustee and Participants of

M&I Retirement Program

We consent to the incorporation by reference in the Registration Statement No. 333-182644 on Form S-8 of Bank of Montreal, of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of M&I Retirement Program, included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Schenck SC

Milwaukee, Wisconsin

June 24, 2016